As filed with the Securities and Exchange Commission on January 3, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARKWAY PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	74-2123597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bank of America Center
390 North Orange Avenue, Suite 2400
Orlando, Florida 32801
(407) 650-0593
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jeremy R. Dorsett
Executive Vice President and General Counsel
Parkway Properties, Inc.
390 N. Orange Avenue
Suite 2400
Orlando, FL 32801
(407) 650-0593
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
David W. Bonser, Esq.
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)(2)
Common Stock, $0.001 par value per share	139,334	$34.42	$4,795,876	$618

(1) (2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “1933 Act”), and based upon the weighted average exercise price of options to acquire the registrant's common stock.

In accordance with Rule 457(p) of the 1933 Act, the full amount of the registration fee is offset against the registration fee paid by the registrant in connection with the registrant's Registration Statement on Form S-4 (File No. 333-191556) filed with the Securities and Exchange Commission on October 4, 2013, as amended. Accordingly, no additional fee has been paid.

PROSPECTUS

139,334 Shares
Common Stock, par value $0.001 per share
Issuable under the Thomas Properties Group, Inc. 2004 Equity Incentive Plan

We are offering 139,334 shares of our common stock, par value $0.001 per share, which we refer to as our common stock or the securities, issuable upon the exercise of options to purchase shares of our common stock held by individuals, certain of whom are not, and have not been, our employees. These options are governed by the terms of the Thomas Properties Group, Inc. 2004 Equity Incentive Plan. Any proceeds received by us from the exercise of these stock options will be used for general corporate purposes.
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “PKY.” On January 2, 2014, the last reported sale price of our common stock on the NYSE was $19.27 per share. Our principal executive offices are located at Bank of America Center, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, and our telephone number is (407) 650-0593.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus for certain risk factors to consider before you decide to invest in the securities offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 3, 2014.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.
Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Parkway Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries.

WHERE TO FIND ADDITIONAL INFORMATION
We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.pky.com. You should not consider information on our website to be part of this prospectus.
Our securities are listed on the New York Stock Exchange, or NYSE, and all material filed by us with the NYSE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SEC rules allow us to incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 6, 2013;

●
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 6, 2013, for the quarter ended June 30, 2013, filed with the SEC on August 5, 2013, and for the quarter ended September 30, 2013, filed with the SEC on November 8, 2013;

●
our Current Reports on Form 8-K or Form 8-K/A filed on January 11, 2013, January 23, 2013, January 29, 2013, February 6, 2013, February 27, 2013, March 5, 2013, March 13, 2013, March 25, 2013, May 21, 2013, May 30, 2013, June 6, 2013, June 17, 2013, July 3, 2013, July 12, 2013, August 13, 2013, September 5, 2013, September 5, 2013, September 11, 2013, September 18, 2013, September 18, 2013, October 4, 2013, October 4, 2013, October 10, 2013, October 31, 2013, November 4, 2013, December 9, 2013, December 17, 2013, December 24, 2013, January 3, 2014 and January 3, 2014;

●	our Proxy Statement on Schedule 14A filed on April 4, 2013; and

●	the description of our common stock included in our Registration Statement on Form 8-A filed on August 5, 1996, and all reports filed for the purpose of updating such description.
We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
You may obtain copies of any of these filings by contacting Parkway Properties, Inc. as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:
Parkway Properties, Inc.
Bank of America Center
390 North Orange Avenue, Suite 2400
Orlando, Florida 32801
(407) 650-0593
Attn: Investor Relations
Website: http://www.pky.com
THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Examples of forward-looking statements include projected capital resources, projected profitability and portfolio performance, estimates of market rental rates, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions or other transactions, the expected operating performance of anticipated near-term acquisitions and descriptions relating to these expectations, including without limitation, the anticipated net operating income yield. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus and the documents incorporated by reference herein and therein are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
Forward-looking statements involve risks and uncertainties (some of which are beyond our control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

●	changes in the real estate industry and in performance of the financial markets;

●	competition in the leasing market;

●	the demand for and market acceptance of our properties for rental purposes;

●	oversupply of office properties in our geographic markets;

●	the amount and growth of our expenses;

●	tenant financial difficulties and general economic conditions, including increasing interest rates, as well as economic conditions in our geographic markets;

●	defaults or non-renewal or leases;

●	risks associated with joint venture partners;

●	the risks associated with the ownership of real property, including risks related to natural disasters;

●	risks associated with property acquisitions, including the recent acquisition of Thomas Properties Group, Inc.;

●	the failure to acquire or sell properties as and when anticipated;

●	illiquidity of real estate;

●	derivation of a significant portion of our revenue from a small number of assets;

●	termination or non-renewal of property management contracts;

●	the bankruptcy or insolvency of companies for which we provide property management services or the sale of these properties;

●	the outcome of claims and litigation involving or affecting us;

●	the ability to satisfy conditions necessary to close pending transactions;

●	compliance with environmental and other regulations, including real estate and zoning laws;

●	our inability to obtain financing;

●	our inability to use net operating loss carryforwards; and

●	our failure to maintain our status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code.
Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.
For a further discussion of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, see the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC and incorporated by reference herein.

OUR COMPANY

We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT, specializing in the acquisition, ownership and management of quality office buildings in high-growth submarkets in the Sunbelt region of the United States. Our investment strategy is focused on well-located and competitively positioned office assets within central business districts and infill locations in our core submarkets.

At October 1, 2013, we owned or had an interest in 43 office properties located in eight states with an aggregate of approximately 12.6 million rentable square feet. We offer fee-based real estate services through our wholly owned subsidiaries, which in total managed and/or leased approximately 11.7 million square feet for third-party property owners at October 1, 2013. Unless otherwise indicated, all references to square feet represent net rentable area.

We are a corporation organized under the laws of the State of Maryland. We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1997. We believe that we have operated in a manner that has allowed us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner. We conduct substantially all of our business through our operating partnership, of which we serve as the sole general partner.

Our principal executive offices are located at Bank of America Center, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, and our telephone number is (407) 650-0593. Our website is located at www.pky.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of this prospectus or any applicable prospectus supplement.

THE OFFERING
Effective December 19, 2013, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 4, 2013, or the Merger Agreement, by and among us, Parkway Properties LP, or Parkway LP, PKY Masters, LP, or the Merger Sub, Thomas Properties Group, Inc., or TPGI, and Thomas Properties Group, L.P., or TPG LP, TPGI merged with and into us, and we continued as the surviving corporation, which we refer to as the Parent Merger, and TPG LP merged with and into Merger Sub, with TPG LP continuing as the surviving entity and an indirect wholly owned subsidiary of Parkway LP. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Parent Merger, each outstanding share of common stock, par value $0.01 per share, of TPGI, or the TPGI Common Stock, was converted into the right to receive 0.3822, or the Exchange Ratio, shares of our common stock, and each share of TPGI limited voting stock, par value $0.01 per share, was converted into the right to receive a number of shares of our newly created limited voting stock, par value $0.001 per share, equal to the Exchange Ratio.
In connection with the Parent Merger, your options to purchase shares of TPGI Common Stock were converted into options to purchase shares of our common stock having the same terms and conditions that were applicable to the TPGI stock option, except for the number of shares underlying each option and the exercise price of each option. As a holder of our options, you are entitled to purchase shares of our common stock, subject to the provisions of the Thomas Properties Group, Inc. 2004 Equity Incentive Plan, or the Assumed Plan, and your option conversion certificate. The exercise prices for the options range from $27.35 to $44.98 per share of our common stock. The 139,334 shares of our common stock offered by this prospectus are issuable upon the exercise of options held by individuals who are not, and have not been, our employees. See “Determination of Option Amounts and Exercise Prices.”

RISK FACTORS
Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act.

USE OF PROCEEDS
Any proceeds received by us in connection with the exercise of the options covered by the Assumed Plan will be used for general corporate purposes.

DETERMINATION OF OPTION AMOUNTS AND EXERCISE PRICES
Pursuant to the Merger Agreement, after the effective time of the Parent Merger, your option to receive TPGI Common Stock was converted into an option to receive, upon exercise, a number of shares of our common stock equal to the number of shares of TPGI Common Stock underlying the option immediately prior to the Parent Merger multiplied by the Exchange Ratio (rounding down to the nearest whole number), with an exercise price equal to the exercise price immediately prior to the Parent Merger divided by the Exchange Ratio (rounding up to the nearest whole cent).

THOMAS PROPERTIES GROUP, INC. 2004 EQUITY INCENTIVE PLAN
This summary of the Assumed Plan is subject to the actual terms of the Assumed Plan. The provisions of the Assumed Plan are incorporated by reference into this prospectus. A copy of the Assumed Plan is on file with our Secretary and has been filed as an exhibit to the registration statement on Form S-3 of which this prospectus is a part.
The shares of our common stock offered by this prospectus may be acquired by participants in the Assumed Plan upon the exercise of options to purchase shares of our common stock in accordance with the terms of the Assumed Plan and your option conversion certificate. We may issue up to approximately 139,334 shares of our common stock under the Assumed Plan.
The Assumed Plan was adopted by the board of directors of TPGI and approved by TPGI’s stockholders. The Assumed Plan became effective on July 8, 2004. We assumed the Assumed Plan in connection with the consummation of the transactions set forth in the Merger Agreement. As of December 19, 2013, no further awards may be granted under the Assumed Plan. However, any awards under the Assumed Plan that are outstanding as of such date will continue to be subject to the terms and conditions of the Assumed Plan. The purpose of the Assumed Plan was to promote the growth and success of TPGI by aligning the interests of its employees and consultants with those of its stockholders and attract, retain and reward the employees and consultants.
The Assumed Plan authorizes the grant to employees and consultants of TPGI or its affiliates or subsidiaries of “incentive stock options” under Section 422 of the Code and nonqualified stock options.
The Employee Retirement Income Security Act of 1974 does not govern the Assumed Plan. In addition, the Assumed Plan does not qualify under Section 401(a) of the Code.
Securities Subject to the Assumed Plan
As a result of the Merger, no new awards will be made under the Assumed Plan. The maximum number of shares of our common stock that will be issued as a result of stock options granted under the Assumed Plan that are outstanding as of the effective time of the Parent Merger is 139,334.
Administration
The Compensation Committee of our board of directors, or the Committee, administers the Assumed Plan. The Committee has the authority to administer and interpret the Assumed Plan and award agreements, to prescribe, amend and rescind rules and regulations relating to the Assumed Plan, and to make any determinations it finds necessary or advisable for the administration of the Assumed Plan.
The Committee may act only by a majority of its members except that the Committee may authorize one or more of its members or any of our officers to execute and deliver documents on behalf of the Committee and the Committee may delegate ministerial duties and authority to interpret the Assumed Plan and respond to claims to any of our Senior Vice Presidents or Executive Vice Presidents. However, the Committee may not delegate authority (i) to grant or amend awards that are (A) held by individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, (B) intended to qualify as “performance-based compensation” under Section 162(m) of the Code, or (C) held by our officers to whom authority to grant or amend awards has been delegated, or (ii) with respect to the certification of the satisfaction of performance goals.
The Committee or the committee to whom administration of the Assumed Plan is delegated is referred to as the “Assumed Plan administrator.”
Payment Methods
The Assumed Plan administrator will determine the methods by which payments by any option holder with respect to options granted under the Assumed Plan may be paid, the form of payment, including, without limitation: (1) in cash or check acceptable to us, (2) by the actual or constructive transfer to us of common stock owned by the holder for at least six months, or (3) by a combination of such methods of payment. Each grant specifies how the options shall be paid for.
To the extent permitted by law, any grant may provide for deferred payment of the option price from the proceeds of sale through a bank or broker on a date satisfactory to us of some or all of the shares to which such exercise relates.

Exercise of an Award
Upon a termination of an option holder’s service with us, the holder may exercise the holder’s stock option to the extent it is vested on the date of termination, within the period of time following termination as is specified in the applicable award agreement. However, in no event will the stock option be exercisable later than the expiration of its term as set forth in the award agreement.
Transferability
Unless otherwise determined by the Assumed Plan administrator, no award may be transfered by a participant except by will or by the laws of descent and distribution and, during the lifetime of the holder, only the holder (or holder’s guardian or legal representative in the case of holder’s incapacity or incompetency) may exercise holder’s options.
Adjustments; Corporate Transactions
The Assumed Plan administrator may make or provide for such adjustments in the numbers of shares of our common stock covered by outstanding option rights granted hereunder, in the option price, and in the kind of shares covered thereby, as the Assumed Plan administrator, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of holders that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having any effect similar to any of the foregoing. In the event of any such transaction or event, the Assumed Plan administrator, in its discretion, may provide in substitution for any or all outstanding awards under the Assumed Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.
Termination or Amendment
The Committee may terminate, suspend or amend the Assumed Plan at any time. However, except to the extent permitted by the Assumed Plan in connection with certain changes in capital structure, stockholder approval is required for any amendment if (i) required by applicable law or by an applicable stock exchange; (ii) the amendment would increase the benefits accruing to participant; (iii) the amendment increases the aggregate number of shares of common stock that may be issued under the Assumed Plan; or (iv) the amendment materially modifies the eligibility requirements for participating in the Assumed Plan.
Tax Withholding
We and our subsidiaries have the authority and right to deduct or withhold, or to require participants to remit to us or to a subsidiary, an amount sufficient to satisfy federal, state, local and foreign tax withholding obligations with respect to the settlement or vesting of an award.
Additional Restrictions of Awards
The Assumed Plan will be interpreted and construed in a manner consistent with our status as a real estate investment trust, or REIT, within the meaning of Section 856 of the Code. No award will be granted or become exercisable: (a) to the extent the grant or exercise of the award could cause a participant to be in violation of the Ownership Limit (as defined in our Articles of Incorporation, as may be amended from time to time) or certain provisions of our charter, or (b) if, in the discretion of the Assumed Plan administrator, the grant, vesting, exercise or settlement of such award could impair our status as a REIT. See “Restrictions on Ownership and Transfer.”
Certain Restrictions on Resale
Purchases and sales of common stock by our directors, officers and beneficial owners of more than 10% of the outstanding shares of our common stock (including shares acquired under the Assumed Plan or otherwise) may, under certain circumstances, subject such persons to reporting and/or liability under Section 16 of the Exchange Act. If you are our officer or director, or beneficial owner of more than 10% of our common stock, you are advised to consult with your own legal advisor regarding the reporting requirements under Section 16 of the Exchange Act that may be applicable to awards granted to you under the Assumed Plan and before engaging in transactions involving any of our common stock.
If you are not considered our “affiliate,” as defined in Rule 144 under the Securities Act, you may resell the shares of common stock acquired under the Assumed Plan without restriction (subject to compliance with Section 16(b) under the Exchange Act). If you are considered our “affiliate,” which is likely if you are either a director or an officer, you may resell such shares in compliance with the requirements of Rule 144 under the Securities Act without registration; however, you will be subject to the volume limitation and manner of sale restrictions set forth in Rule 144 under the Securities Act.

If, however, you are an employee, director, officer or beneficial owner of more than 10% of the outstanding shares of our common stock, and are aware of material inside information regarding us or any aspect of our business, you cannot sell shares of common stock, whether purchased through the Assumed Plan or otherwise, before the information has been disseminated by us to the public. Generally, “material inside information” is information that is both important to us (e.g. may impact our stock price) and nonpublic (not yet disclosed through press releases, newspaper articles or otherwise to the public which buys and sells securities).
Additionally, if you are a director, officer or an employee, under our insider trading compliance program you are generally prohibited from purchasing or selling any of our securities, including shares of common stock acquired through the Assumed Plan, during the period beginning at the end of any fiscal quarter and ending two days after the public release of earnings data for such fiscal quarter. Transactions in our common stock must also be pre-cleared by our General Counsel. Further information about our insider trading compliance program may be obtained by contacting our Secretary.
You are advised to consult with your own legal advisor about the applicability and effect of these restrictions on you.

DESCRIPTION OF CAPITAL STOCK
The following description is a summary of all material terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof. The total number of shares of capital stock of all classes that we are authorized to issue is 250,000,000. Of these shares of capital stock, 215,500,000 shares are classified as common stock, par value $0.001 per share, 4,500,000 shares are classified as limited voting stock, par value $0.001 per share, and 30,000,000 shares are classified as excess stock, par value $0.001 per share, or excess stock. As of December 31, 2013, 87,233,827 shares of common stock, 4,451,461 shares of limited voting stock and no shares of excess stock were issued and outstanding. The common stock and the excess stock shall each constitute a separate class of capital stock. All classes of capital stock (except excess stock) are referred to herein as “equity stock”; all classes of capital stock (including excess stock) are referred to herein as “stock.” The common stock is currently listed on the NYSE under the symbol “PKY”.
Our board of directors is authorized by the charter to classify and reclassify any of our unissued shares of capital stock by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the board of directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

DESCRIPTION OF COMMON STOCK
General
Our charter provides that we may issue up to 215,500,000 shares of our common stock, par value $0.001 per share. As of December 31, 2013, 87,233,827 shares of our common stock were issued and outstanding.
Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
All shares of our common stock offered by this prospectus will, when issued, be duly authorized, validly issued, fully paid and non-assessable.
Voting Rights of Common Stock
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors.
Under the Maryland General Corporation Law, or the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.
Dividends, Liquidation and Other Rights
Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves or other adequate provision for all debts and liabilities of our company and any stock with preferential rights related thereto. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock
Our board of directors is authorized by the charter to classify and reclassify any of our unissued shares of capital stock by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.
Power to Increase or Decrease Authorized Shares of Our Common Stock and Issue Additional Shares of Our Common Stock
We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock and to classify or reclassify unissued shares of common stock and thereafter to cause to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws-Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”
Restrictions on Ownership
Subject to certain exceptions, our charter provides that no person (other than a person who has been granted an exception) may beneficially or constructively (as such terms are defined in our charter) own more than 9.8% of our outstanding “equity stock” (i.e., our capital stock other than excess stock) by value or by number of shares, whichever is more restrictive. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”
Transfer Agent
The registrar and transfer agent for shares of our common stock is Wells Fargo Bank, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Directors
Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15. Currently, we have ten directors. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is elected and qualifies.
Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.
Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

●	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

●
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

●
two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. To date, we have not opted out of the business combination provisions of the MGCL.
Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.
If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute all shares of our capital stock to the fullest extent permitted by Maryland law.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

●	a classified board;

●	a two-thirds stockholder vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

●	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.
To date, we have not made any of the elections described above, although, independent of these elections, our charter and bylaws contain provisions that special meetings of stockholders are only required to be held upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast and that, generally, vacancies may be filled only by our Board of Directors.
Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Meetings of Stockholders
Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

●	pursuant to our notice of the meeting;

●	by or at the direction of our board of directors; or

●
by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

●	pursuant to our notice of the meeting;

●	by or at the direction of our board of directors; or

●
provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.
Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws
The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, to date, we have not opted out of the business combination provisions of the MGCL, and if we also opt in to certain provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

●
a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter obligates us provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows:

●
we shall indemnify our directors and officers, whether serving us or at our request, any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

●
we shall indemnify other employees and agents, whether serving us or at our request, any other entity, to such extent as shall be authorized by the board of directors or our bylaws and be permitted by law.

We have also entered into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Restrictions on Ownership
Subject to certain exceptions, our charter provides that no person (other than a person who has been granted an exception) may beneficially or constructively (as such terms are defined in our charter) own more than 9.8% of our outstanding “equity stock” (i.e., our capital stock other than excess stock) by value or by number of shares, whichever is more restrictive. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

RESTRICTIONS ON OWNERSHIP AND TRANSFER
In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person (other than a person who has been granted an exception) from “beneficially owning” or “constructively owning” (as such terms are defined in the charter) more than 9.8% of the aggregate of the outstanding shares of our equity stock (i.e., our capital stock other than excess stock issuable pursuant to the conversion provisions described below) by value or by number of shares, whichever is more restrictive (such limit, the “ownership limit”). Our charter also prohibits any transfer of our equity stock that, if effective, would result in (1) any person beneficially owning or constructively owning equity stock in excess of the ownership limit, (2) our being “closely held” under Section 856(h) of the Code, (3) shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), and (4) beneficially or constructively owning shares of our stock that would cause us to fail to qualify as a REIT.
Our board of directors may, in its sole and absolute discretion, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the board of directors and the satisfaction of such other conditions as the board of directors may direct, and upon at least 15 days’ written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee beneficially owning stock in excess of the ownership limit. Additionally, our board of directors may, in its sole and absolute discretion, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the board of directors, exempt a person from the limitation on a person constructively owning stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or constructively own more than a 9.8% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such stock in excess of the ownership limit being converted into and exchanged for excess stock.
Any such transfer will be void, and the purported transferee shall acquire no rights in such stock. Our board may also take such action that it deems advisable to prevent such transfer, including instituting proceedings to enjoin such transfer. In addition, we have the right to redeem any shares of stock transferred, or attempted to be transferred in violation of these restrictions at a price per share equal to the lesser of (a) the price per share in the transaction created such violation or attempted violation (or, in the case of a devise of gift, the “market price” (as such term is defined in the charter) of such stock at the time of the gift or devise), or (b) the price of such stock on the date that we (or our designee) gives notice of such redemption.
Furthermore, if any purported transfer of our stock or other change in our capital structure occurs which would result in any person beneficially owning or constructively owning shares of stock in excess of the ownership limit, or, if effective, would cause us to be “closely held” under Section 856(h) of the Code or to fail to qualify as a REIT, such shares of stock in excess of the ownership limit (or, as the case may be, such shares of stock being transferred or resulting from the other change in our capital structure that would cause us to be “closely held” under Section 856(h) of the Code or to fail to qualify as a REIT), will automatically be converted into shares of excess stock. This automatic conversion will be considered effective as of the close of business on the business day before the purported transfer or change in capital structure.

Upon any purported transfer that results in excess stock, such excess stock shall be held by us in trust for the exclusive benefit of one or more beneficiaries. The person who would have been the record holder of stock (such a person, a “purported record transferee”) if the transfer had not resulted in excess stock may designate a beneficiary of an interest in the trust provided that the purported record transferee gives advance notice to the us (and we waive in writing our redemption right), and the purported record transferee does not receive a price for designating such beneficiary that exceeds (a) the price paid by the purported record transferee for the stock purported to have been transferred, or (b) if the purported record transferee did not give value for such stock (through a gift, devise, or other transaction), the market price on the date of the purported transfer that gave rise to such excess stock. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming excess stock and shall be transferred of record to the designated beneficiary. Excess stock has no voting rights, except as required by law. Excess stock is not entitled to dividends, and any dividend or distribution paid with respect to equity stock prior to our discovery that such equity stock has been converted to excess stock shall be repaid to us upon demand. In the event of our liquidation, each holder of excess stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of the equity stock in respect of which such excess stock was issued. The trustee of the trust holding excess stock shall distribute such assets to the beneficiaries of such trust.

The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interest for us to attempt to continue to qualify as a REIT. In addition, these restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock. Certificates representing shares of our stock bear a legend referring to the restrictions described above.
Any person who acquires or attempts to acquire our stock, and person that is a purported record transferee or purported beneficial transferee such that the stock proposed to be acquired is converted into excess stock, shall immediately give written notice, or in the event of a proposed or attempted transfer, give at least 15 days’ prior written notice to us of such transfer and provide us with such other information as we may request in order to determine the effect of such transfer or attempted transfer on our qualification as a REIT.
Every beneficial owner and constructive owner of more than 5% (or such lower percentage between 5% and 0.5% as provided by applicable regulations under the Code) in value of the outstanding shares of our equity stock within 30 days after January 1 of each year, will be required to give written notice to us stating the name and address of such beneficial owner or constructive owner, the number of shares of stock that the owner beneficially owns or constructively owns, and a description of the manner in which such stock is held. Each person shall provide to us such additional information as we may reasonably request in order to determine the effect, if any, of the owner’s beneficial ownership or constructive ownership on our qualification as a REIT.
Our ownership limitations may have an anti-takeover effect by discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their shares over then-prevailing market prices.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary under current law of the material federal income tax consequences to participants in the Assumed Plan. This summary deals with the general tax principles that apply and is provided only for general information. Certain kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice.
Non-Qualified Stock Options
For federal income tax purposes, generally, on exercise of non-qualified stock options you will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the option exercise price. Your basis for the stock for purposes of determining your gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date you exercise the option. Any subsequent gain or loss will be generally taxable as capital gain or loss.
Incentive Stock Options
There is no taxable income to you when you are granted an ISO, when it vests or when the option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option exercise price will be an “item of adjustment” for you for purposes of the alternative minimum tax. Gain realized by you on the sale of the shares acquired upon the exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless you dispose of the shares within (i) two years after the date of grant of the option or (ii) one year of the date the shares were transferred to you.
If the shares of Common Stock are sold or otherwise disposed of before the end of either the one-year or two-year period specified above, you will recognize ordinary income, and we will receive a corresponding deduction equal to the lesser of (i) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares of common stock. If such a sale or disposition takes place in the year in which you exercise the option, the income you recognize upon your sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if you sell or otherwise dispose the shares before the end of either the one-year or two-year period specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, you recognize on the disposition of the shares.
An ISO exercised more than three months after you terminate employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and you will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, recognized by you.
Other Tax Consequences
We recommend that you consult your personal tax advisors with respect to the federal, foreign (if applicable), state and local tax aspects of your participation in the Plan.

PLAN OF DISTRIBUTION
We are registering 139,334 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock held by individuals, certain of whom are not, and have not been, our employees. The shares of our common stock offered by the prospectus will be quoted on the NYSE. We will pay all of the costs of this offering.

LEGAL MATTERS
The validity of the securities offered by means of this prospectus has been passed upon for us by Hogan Lovells US LLP.

EXPERTS
The consolidated financial statements of Parkway Properties, Inc. for the year ended December 31, 2012, included in our Current Report on Form 8-K dated January 3, 2014, including schedules appearing therein, and the effectiveness of Parkway Properties, Inc.’s internal control over financial reporting as of December 31, 2012, included in our Annual Report on Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The (i) statement of revenues and certain expenses of NASCAR Plaza for the year ended December 31, 2011, incorporated by reference herein from our Current Report on Form 8-K/A filed with the SEC on February 6, 2013, (ii) statement of revenues and certain expenses of Phoenix Tower for the year ended December 31, 2011, incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on March 5, 2013, and (iii) statements of revenues and certain expenses of Hearst Tower, Phoenix Tower, NASCAR Plaza, and Deerwood Portfolio for the year ended December 31, 2012, incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on June 6, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and schedules of Parkway Properties, Inc. as of December 31, 2011, and for each of the years in the two-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2011 and 2010 consolidated financial statements contains an explanatory paragraph that states as discussed in Note A to the consolidated financial statements, the Company retrospectively applied Accounting Standards Update 2011-05, “Comprehensive Income” and updated the financial statement presentation of comprehensive loss for the years ended December 31, 2011 and 2010. In addition, the explanatory paragraph states as discussed in Notes G and N to the consolidated financial statements, the Company retrospectively applied certain reclassifications associated with discontinued operations for the years ended December 31, 2011 and 2010.
The consolidated financial statements of Thomas Properties Group, Inc. for the year ended December 31, 2012 (including the schedule appearing therein) and the effectiveness of Thomas Properties Group, Inc.’s internal control over financial reporting as of December 31, 2012 incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, with respect to Thomas Properties Group, Inc., to the extent indicated in the reports thereon and incorporated by reference. Such consolidated financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$618
Accountant’s Fees and Expenses	35,000
Legal Fees and Expenses	25,000
Printing Expenses	—
Miscellaneous	—
TOTAL	$60,618

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

●
a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter obligates us provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows:

●
we shall indemnify its directors and officers, whether serving us or at its request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

●
we shall indemnify other employees and agents, whether serving us or at its request any other entity, to such extent as shall be authorized by the board of directors or our bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

We have also entered into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	EXHIBITS.
The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.
(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on January 3, 2014.

Parkway Properties, INC.

By:	/s/ James R. Heistand
James R. Heistand
President and Chief Executive Officer
Each person whose signature appears below hereby constitutes and appoints Jeremy R. Dorsett and David O’Reilly and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Date

/s/ James R. Heistand James R. Heistand	Chief Executive Officer, President and Director (principal executive officer)	January 3, 2014
/s/ David O’Reilly David O’Reilly	Executive Vice President, Chief Investment Officer, and Chief Financial Officer (principal financial officer)	January 3, 2014
/s/ Scott Francis Scott Francis	Senior Vice President and Chief Accounting Officer (principal accounting officer)	January 3, 2014
/s/ James A. Thomas James A. Thomas	Chairman of the Board	January 3, 2014
/s/ Charles T. Cannada Charles T. Cannada	Director	January 3, 2014
/s/ Avi Banyasz Avi Banyasz	Director	January 3, 2014
/s/ Edward M. Casal Edward M. Casal	Director	January 3, 2014
/s/ Kelvin L. Davis Kelvin L. Davis	Director	January 3, 2014

/s/ Laurie L. Dotter Laurie L. Dotter	Director	January 3, 2014
/s/ C. William Hosler C. William Hosler	Director	January 3, 2014
/s/ Adam S. Metz Adam S. Metz	Director	January 3, 2014
/s/ Brenda J. Mixson Brenda J. Mixson	Director	January 3, 2014

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among Parkway Properties, Inc., Parkway Properties LP, PKY Masters, LP, Thomas Properties Group, Inc. and Thomas Properties Group, L.P., dated September 4, 2013 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2013)

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
99.1	Thomas Properties Group, Inc. 2004 Equity Incentive Plan